UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 30, 2017

NEWGEN BIOPHARMA CORP.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-1537274	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3221 Dominquez Avenue, Quezon City, Philippines	N/A
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 855-624-4793

Former Name or Former Address, if Changed Since Last Report:

N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.01 Changes in Control of Registrant.

On January 30, 2017, two of the stockholders of NewGen BioPharma Corp., a Nevada corporation (the “Company”), sold, assigned and transferred an aggregate of 36,000,000 shares of the Company’s common stock to Jerwin Alfiler, resulting in a change in control of the Company. Tadhg Sammon sold and transferred 16,000,000 shares of common stock to Mr. Alfiler, and James Sammon sold and transferred 20,000,000 shares of common stock to Mr. Alfiler. The amount of consideration paid for the transferred shares was $20,000, and the funds used to acquire the shares were personal funds. As a result of the transfer, Mr. Alfiler, who is the sole executive officer of the Company and a member of the Company’s Board of Directors, became the majority stockholder of our Company and beneficial owner of approximately 75.63% of our issued and outstanding common stock.

There are no arrangements or understandings among the members of the former and new control groups and their associates with respect to the election of directors and other matters. Other than the closing of the merger transaction described in our Current Report on Form 8-K, as filed with the Securities and Exchange Commission on January 11, 2017, the Company is not aware of any arrangements which may at a subsequent date result in a change in control of the Company.

In connection with and as a condition to the closing of the merger transaction, the shares of common stock transferred pursuant to the transactions described above will be surrendered by Mr. Alfiler for cancellation. Any future changes in control of the Company resulting from the merger transaction will be disclosed in a subsequent filing upon the closing of the merger transaction.

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 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewGen BioPharma Corp., a Nevada Corporation

Dated: February 2, 2017	By:	/s/ Jerwin Alfiler
Jerwin Alfiler
President

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